UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 22, 2009
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02  Unregistered Sales of Equity Securities.

Amendment to Credit Agreement.  On July 22, 2009, Ford Motor Company ("Ford") entered into the Third Amendment (the "Third Amendment") to the Credit Agreement dated as of December 15, 2006 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Ford, the subsidiary borrowers from time to time parties thereto, the several banks and other financial institutions or entities from time to time parties thereto (the "Lenders"), Citibank, N. A. and Goldman Sachs Credit Partners, L.P., as syndication agents, JPMorgan Chase Bank, N.A., as administrative agent and the other agents parties thereto.  This amendment was approved by revolving and term loan lenders holding 93.2% of the aggregate principal amount of loans and commitments outstanding under the Credit Agreement, which exceeded the requirement that lenders holding a majority of the aggregate principal amount of loans and commitments outstanding approve the amendment for it to become effective. The Third Amendment is filed as Exhibit 10.1 hereto and is incorporated by reference herein.  Capitalized terms not otherwise defined herein are as set forth in the Third Amendment.

Prior to the Third Amendment, the Credit Agreement provided for a $4 billion Permitted Second Lien Debt basket.  As a result of the Third Amendment, the Credit Agreement has been amended to, among other things, permit up to $14.4 billion of Permitted Second Lien Debt to be secured by liens on the collateral securing the Credit Agreement.  The amended Permitted Second Lien Debt basket is comprised of the previous $4 billion basket (now designated as Primary Second Lien Debt), plus up to $5.9 billion for Permitted Phase I Government Debt, plus Permitted Phase II Government Debt in an amount up to the lesser of (a) $7 billion and (b) $10.4 billion less the amount of Permitted Phase I Government Debt outstanding at any time.  The aggregate principal amount of Permitted Phase I Government Debt and Permitted Phase II Government Debt is limited to $10.4 billion.  Ford may also use any unused capacity in the $4 billion Primary Second Lien Debt basket to secure U.S. government loans.

Permitted Phase I Government Debt (a) must be provided by the U.S. government in connection with the Department of Energy ("DOE") Advanced Technology Vehicles Manufacturing Incentive Program ("ATVM Program") or any successor, replacement or similar program; (b) with respect to (i) interest rate methodology, (ii) fees, (iii) amortization, (iv) final maturity date, (v) collateral, liens, priority and inter-creditor arrangements, and (vi) negative covenants (including the absence of financial covenants), must not be on terms that are materially less favorable to Ford or the Lenders than the terms set forth in the Conditional Commitment Letter, dated as of June 23, 2009 (the "DOE Commitment Letter"), by and between Ford and the DOE (a copy of which was included as an exhibit to Ford's Current Report on Form 8-K dated June 23, 2009 ("June 2009 Form 8-K Report")); and (c) must be on terms, taken as a whole, that are not more restrictive to Ford than the terms of the Credit Agreement (other than with respect to interest rate, fees, call features or premiums).

Permitted Phase II Government Debt (a) must be provided by (i) the U.S. government, or (ii) a commercial bank and guaranteed by the U.S. government, in each case, in connection with the ATVM Program or any successor, replacement or similar program; (b) must have a final maturity date not earlier than six months after the later of the Revolving Termination Date and the Term Loan Maturity Date (each as defined in the Credit Agreement), in each case, in effect at the date of incurrence of such Permitted Phase II Government Debt; (c) must have a weighted average life to maturity longer than the weighted average life to maturity of the Term Loans then outstanding; and (d) must be on terms, taken as a whole, that are not more restrictive to Ford than the terms of the Credit Agreement (other than with respect to interest rate, fees, call features or premiums).

As disclosed in the June 2009 Form 8-K Report, Ford entered into the DOE Commitment Letter, pursuant to which the DOE is willing to arrange a loan facility under its ATVM Program in the aggregate principal amount of $5.9 billion to fund over time qualifying expenses related to the development of advanced technology vehicles.  DOE's commitment under the DOE Commitment Letter is subject to, among other things, preparation and execution of definitive agreements.

The Third Amendment was necessitated to facilitate Ford's application to the DOE dated November 18, 2008 for term loans pursuant to the ATVM Program totaling $11.4 billion, which are required to be secured.  Ford's application, which was deemed by the DOE to be substantially complete on December 16, 2008, relates to ATVM Program expenditures approved by the DOE to be made by Ford extending beyond 2011.  By mutual agreement between Ford and the DOE, Ford's application was amended and restated on June 12, 2009 to request, initially, term loans totaling $5.9 billion to fund, in part, the ATVM Program expenditures approved through 2011.  Loans to fund the approved ATVM Program expenditures beyond 2011 are subject to further approvals by the DOE.

Amendment to UAW Retiree Health Care Settlement Agreement.  On July 23, 2009, Ford entered into an amendment to the Retiree Health Care Settlement Agreement dated as of March 28, 2008 (the "2008 Settlement Agreement") between Ford, the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (the "UAW") and class representatives of former UAW-represented Ford employees ("class representatives").  The 2008 Settlement Agreement established a new Voluntary Employee Beneficiary Association trust (the "New VEBA") that on December 31, 2009 would assume the obligation to provide retiree health care benefits to eligible active and retired UAW Ford hourly employees and their eligible spouses, surviving spouses and dependents.  The 2008 Settlement Agreement is described in more detail in Note 23 of the Notes to the Financial Statements in Ford's 2008 Form 10-K Report.  The amendment to the 2008 Settlement Agreement ("Amended Settlement Agreement") is filed as Exhibit 10.2 hereto and is incorporated by reference herein.

The Amended Settlement Agreement provides for smoothing of payment obligations and provides Ford the option to use Ford Common Stock to satisfy up to approximately 50% of Ford's future payment obligations to the New VEBA.  The Amended Settlement Agreement is subject to final court approval and other conditions.

In the event that the Amended Settlement Agreement is approved by the court and the other conditions to its implementation are met, Ford will issue to the New VEBA two notes, Note A and Note B, which will have covenants and events of default that will mirror those contained in the Credit Agreement.  These notes will be issued to the New VEBA in lieu of:  (i) the notes contemplated to be issued under the 2008 Settlement Agreement (i.e., a 5.75% Senior Convertible Note due January 1, 2013 in the principal amount of $3,334 million (the "Convertible Note"), a 9.5% Guaranteed Secured Note due January 1, 2018 in the principal amount of $3 billion (the "Second Lien Note"), and a 9% Short Term Note due December 31, 2009 in the principal amount of $2,281.91 million, which represented the value of the assets at December 31, 2008 in the Temporary Asset Account ("TAA") established under the 2008 Settlement Agreement (together, the "Old Notes")), and (ii) the base amount payments consisting of annual installments of $52.3 million payable through 2022 under the 2008 Settlement Agreement.

Note A, a non-interest bearing note in the principal amount of $6,705.47 million, will require Ford to make cash payments to the New VEBA beginning on December 31, 2009, and thereafter on June 30 of each year in the period 2010 through 2022.  Note B, a non-interest bearing note in the principal amount of $6,511.85 million, also will require Ford to make payments to the New VEBA beginning on December 31, 2009, and thereafter on June 30 of each year in the period 2010 through 2022.  Note B, however, gives Ford the option, subject to certain conditions, of making each payment in cash, Ford Common Stock, or a combination of cash and Ford Common Stock, with any Ford Common Stock to be delivered in satisfaction of such payment obligation being valued based on the volume-weighted average price per share for the 30 trading-day period ending on the second business day prior to the relevant payment date.  The aggregate principal amount of Note A and Note B (i.e., $13.2 billion), and the amortization thereof, represent approximately the equivalent value of:  (i) the principal amounts of and interest payments on the Old Notes, (ii) the annual $52.3 million base payment amounts, and (iii) an additional $25 million per year during the period 2009 through 2018, which is intended to cover transaction costs the New VEBA may incur in selling any shares of Ford Common Stock delivered pursuant to the terms of Note B.  Note A and Note B do not include or represent amounts constituting assets in the existing internal VEBA ($2.7 billion at December 31, 2008) or interest payments on the Old Notes and base amount payments made since January 1, 2009 and prior to December 31, 2009 into the TAA.  These assets or amounts will be transferred in accordance with the original terms of the 2008 Settlement Agreement.

Under the Amended Settlement Agreement, Ford will also issue to the New VEBA a warrant entitling it to purchase approximately 362 million shares of Ford Common Stock at an exercise price of $9.20 per share, which is intended to mirror the economic value of the conversion option of the Convertible Note provided for in the 2008 Settlement Agreement.  In addition, an amended securityholder and registration rights agreement provides for certain hedging restrictions, certain sales restrictions relating to Note A and Note B as well as the warrant and shares of Ford Common Stock, and customary registration rights relating to the sale of shares of Ford Common Stock received by the New VEBA pursuant to Ford's stock payment option in respect of Note B, as well as the warrant and shares of Ford Common Stock issued upon the exercise thereof.

Amendment to 2008 Note Purchase Agreement.  On July 22, 2009, Ford and its wholly-owned subsidiary, Ford-UAW Holdings LLC (the "LLC") amended that certain Note Purchase Agreement dated as of April 7, 2008 between them (the "Note Purchase Agreement").  The Note Purchase Agreement governs and relates to the Second Lien Note referenced above issued in April 2008 by Ford to the LLC pursuant to the 2008 Settlement Agreement.  The amendment to the Note Purchase Agreement, which was consented to by the UAW and counsel to class representatives, is filed as Exhibit 10.3 hereto and is incorporated by reference herein.

The amendment to the Note Purchase Agreement amended a covenant therein that restricted Ford from having more than $4 billion of second lien debt secured by its assets outstanding at any time, subject to certain exceptions.  To permit Ford to borrow funds from the DOE or other federal governmental authorities (or a commercial bank and guaranteed by the DOE or other federal governmental authority) in excess of $4 billion secured on a second lien basis with the collateral pledged under the Credit Agreement, the parties to the Note Purchase Agreement amended this restriction to permit up to $14.4 billion of second lien debt, subject to the following conditions: (i) any such debt in excess of $4 billion ("Junior Lien Debt")  must be owed to the DOE or other federal governmental authority (or a commercial bank and guaranteed by the DOE or other federal governmental authority); (ii) any Junior Lien Debt, through an inter-creditor agreement, must be junior to the Second Lien Note and (iii) subject to certain exceptions, the Note Purchase Agreement must be amended to include the benefit of any terms contained in existing or future Junior Lien Debt if such terms, taken as whole, are more favorable to the lenders thereof than those contained in the Note Purchase Agreement.  This covenant, as amended, also will be a term of Note A and Note B.

As a result of the condition described in clause (iii) of the preceding paragraph, the Note Purchase Agreement also was amended to add covenants and events of default that are consistent with those provided for in the DOE Commitment Letter referenced above.  These additional covenants and events of default mirror those contained in the Credit Agreement.

Item 9.01. Financial Statements and Exhibits.

EXHIBITS

Designation	Description	Method of Filing

Exhibit 10.1	Third Amendment to the Credit Agreement	Filed with this Report

Exhibit 10.2	Amendment to UAW Retiree Health Care Settlement Agreement	Filed with this Report

Exhibit 10.3	Amendment to 2008 Note Purchase Agreement	Filed with this Report

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: July 28, 2009	By:	/s/ Louis J. Ghilardi
Louis J. Ghilardi
Assistant Secretary

EXHIBIT INDEX

Designation	Description

Exhibit 10.1	Third Amendment to the Credit Agreement

Exhibit 10.2	Amendment to UAW Retiree Health Care Settlement Agreement

Exhibit 10.3	Amendment to 2008 Note Purchase Agreement